THE KIF ROOM, INC.

OFFERING STATEMENT

ATTACHMENT TO FORM C

May 25, 2021

Summary

The Kif Room, Inc. (The “Company,” the “Kif Room,” “we,” “us,” or “our”) is developing a high-end cannabis product line and delivery service aimed at meeting the needs of female consumers. We are furnishing this Offering Statement, submitted as an attachment to Form C, to provide information about a potential investment in the Company (the "Securities").

The Company intends to raise at least $400,000 and up to $1,800,000 from Investors in the offering of Securities described below (the “Offering”). The minimum amount of Securities that can be purchased is $50,000 per Investor (unless waived by the Company, in its sole and absolute discretion). The Security we are offering is a SAFE (“Simple Agreement for Future Equity”), in which investors’ funds convert to equity at a price to be determined by a future financing event, with a post-money valuation cap of $8,000,000.

To purchase Securities, a prospective Investor must complete the subscription process through an intermediary, Arcview Capital, LLC (the “Intermediary” or “Arcview”). The Intermediary will be entitled to receive a fee in the amount of six percent (6%) of all funds raised in the Offering.

Proposed investments may be accepted or rejected by the Company in its absolute discretion. We have the right to modify, cancel, or rescind this offer to sell the Securities at any time and for any reason. The rights and obligations of the holders of Securities of the Company are set forth below.

Table of Contents

Legends and Disclosures4

Risk Factors in Investing4

About The Kif Room, Inc7

The Offering9

Financial Condition of the Issuer14

Other Material Information14

Reporting15

Certifications15

Appendix17

Executive Summary17

Pitch Deck20

Pro Forma Financial Projections 41

Financial Statements44

SAFE51

Legends and Disclosures

Forward-Looking Statements

This Offering Statement contains "forward looking statements" that can be identified by the use of certain forward-looking terminology, including may, will, should, expect, anticipate, estimate, intent, continue or believe or the negatives or variations thereof. Any forecasts or other estimates in this Disclosure, including estimates of returns or performance, are "forward-looking statements" and are prospective in nature, based upon certain assumptions that may change. Due to the various risks and uncertainties, actual events or results or the actual performance of the securities may differ materially from those contemplated in such forward-looking statements. Moreover, actual events are difficult to project and often depend upon factors that are beyond the control of the Issuer or the Portal. NEITHER THE DELIVERY OF THIS DISCLOSURE AT ANY TIME NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT OR VERIFIED BY THE PORTAL AS OF ANY TIME AFTER THE EARLIER OF THE RELEVANT DATE SPECIFIED HEREIN OR THE DATE OF THIS DISCLOSURE OR THE DATE OF THE OFFERING.

Risk Factors in Investing

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission (“Commission”) does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

The Securities offered here are not publicly traded and are subject to transfer restrictions. There is no public market for the securities and one may never develop. An investment in the Company is highly speculative. If you cannot bear the financial risk of the investment for an indefinite period and cannot afford to those the entire investment, you should not invest via this Offering. More specific risk factors associated with this investment are described later in this offering.

This Offering Statement and the associated Form C do not constitute (1) an offer in any jurisdiction in which an offer is not permitted; (2) legal, accounting, or tax advice; or (3) as information that is necessarily applicable to each prospective Investor. No source other than the Intermediary identified herein has been authorized to give any information or make any representations on behalf of the Company and shall not be relied upon by an Investor. Each investor should consult with their own financial adviser, legal counsel, or accountant concerning potential investment.

Special Notice to Foreign Investors

If the investor lives outside the United States, it is the investor’s responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase of the securities, including obtaining required consents or observing any other required formality. The Company reserves the right to deny the purchase of the securities by a foreign investor.

Special notice to Canadian Investors

If the investor lives within Canada, it is the Investor’s responsibility to fully observe the laws of Canada, specifically with regard to the transfer and resale of any securities acquired in this offering.

Notice Regarding Intermediary and Escrow Agent

Arcview Capital, LLC is the Intermediary authorized to assist the Company with this crowdfunding has not investigated the desirability or advisability of an investment in this Offering. The Intermediary makes no representations, warranties, endorsements, or judgement on the merits of the Offering. The Intermediary’s connection to the Offering is solely for the purposes of acting as a service provider.

Prime Trust will be the Escrow Agent for this crowdfunding. It has not investigated the desirability or advisability of an investment in this Offering. The Escrow Agent makes no representations, warranties, endorsements, or judgement on the merits of the Offering. The Escrow Agent’s connection to the Offering is solely for the purposes of acting as a service provider.

About this Form C

You should rely only on the information contained in this Offering Statement and the Form C to which it is attached via electronically filing to the Commission. We have not authorized anyone to provide you with information different from that contained herein. We are offering to sell, and seeking offers to buy the Securities only in jurisdictions where offers and sales are permitted.

You should assume that the information contained in this Offering Statement and the associated Form C is accurate only as of the date of the Form C, regardless of the time of delivery of these documents or of any sale of Securities. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other document are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. We will update this information as required by the Commission.

The Company will provide the opportunity to ask questions about the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective Investor prior to the consummation of the sale of the Securities. This Form C does not purport to contain all the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable.

About The Kif Room, Inc.

The Kif Room, Inc.1 (the “Issuer”) is a profit corporation incorporated under the laws of Massachusetts, on April 12, 2021. We are headquartered at 56 Pomona Dr., Brockton, MA 02302. The Kif Room is an early stage cannabis company. We are creating a high-end cannabis brand and delivery service focused on female consumers.

Directors, Officers, and Principal Security Holders

Akinyi Otieno is the sole incorporator of The Kif Room, its sole Director, and its Chief

Executive Officer, as of its incorporation on April 12, 2021. Her address is 56 Pomona Dr.,

Brockton, MA 02302. She has obtained Massachusetts’s Social Equity Entrepreneur Program Certificate. The following is a summary of her business experience over the past three years:

•Garden Remedies, Inc.

oCatalyst Mentee, 2019-2020

oMentoring program equipping aspiring cannabis entrepreneurs with skills and knowledge to succeed in product development and business

•Self-employed Freelance Illustrator and Animator o Owner, June 2016 to the present

oBusiness administration, project management, business development, and content creation

•That Melanin Life o Media Production, July 2017 to the present o Develop, produce, and edit video content for marketing and advertising

Business Plan

The Kif Room is developing Massachusetts’s first high-end dispensary, with delivery service, geared toward women cannabis consumers, aged 26-39. Our two revenue streams – a retail storefront and retail delivery service – will be standout because of an exclusive selection of products that cater to sophisticated female cannabis consumers and an elevated, personal experience for each customer.

We are raising between $400,000 and $1,800,000 to develop a physical facility, our unique brand of products, and for an operating runway of 12-months. The size of this fundraising will determine how large our facility can be, how large our staff can be, and how much money we can invest in brand and product development. Our application for delivery has been precertified by the Massachusetts Cannabis Control Commission as of April 2021. We expect to be ready to open our doors in Q1 2022.

1 https://thekifroom.com

Massachusetts’s consumers spent $600 million on cannabis in 2020. There are an estimated 420,000 female cannabis consumers in Massachusetts. We project potential revenue of $7,000,000 in our first year of operations, $9,000,000 in year two, and $13,000,000 in year three. If The Kif Room can capture half the available market of female consumers, each customer need only spend $33 in a year to reach Year 1 revenue projections.

We intend to build our first facility in Cambridge, centrally located for Boston-area retail customers and delivery and in the geographic heart of our customer base. There are only two other adult-use dispensaries in Cambridge.

The Kif Room’s business plan and financial projections are described in further detail in in the Appendix to this Offering Statement.

Specific Risk Factors

There are some risk factors specific to The Kif Room’s opportunity:

•The Company does not yet have an operating license issued by the Massachusetts Cannabis Control Commission or a Host Community Agreement. We have obtained pre-certification.

•As of the time of this Offering, to expand into other states, the Kif Room would have to acquire licensure in each state. No interstate trade agreements regarding cannabis exist yet.

•There are other putative cannabis delivery companies in Massachusetts who are raising money and establishing supply chains. None that we know of are focusing on the same niche as The Kif Room.

•While cannabis is “legalized” or “authorized” for a variety of uses and businesses in many states, it is still a Schedule 1 Controlled Substance under federal law. The future of the cannabis economy appears bright, but it is uncertain.

•The Kif Room has no operating history upon which to evaluate our performance.

•We must recruit, retain, and develop the necessary talent to succeed. So far, The Kif Room has collected a leadership team and advisers with significant cannabis and startup experience.

•The Kif Room intends to rely on third-party service providers for some business functions, such as product development and marketing. We can rely on others’ expertise this way, while keeping our permanent workforce and operations lean. Like any service contract, however, we will have less control over work product than if it were in-house.

•Although Akinyi Otieno, CEO of The Kif Room, is the founder and sole shareholder, the Company does not have a life insurance policy for her. The Company is dependent upon Akinyi’s health and well-being in its early stages.

•Because of federal illegality, cannabis companies are not able to avail themselves of the typical array of tax deductions and credits and financial services are not as widely available as for other businesses.

The Offering

The security we are offering is known as a SAFE, which stands for Simple Agreement for Future Equity. The SAFE provides for invested funds to convert to equity at a price determined through a future financing event, such as another funding round or an acquisition. We are offering a valuation cap of $8,000,000.

The target offering amount is $400,000 with a deadline of December 31, 2021, meaning if the Company does not receive commitments totalling that amount or more by that date investors’ funds will be returned. The maximum offering amount is $1,800,000.2 The offering is available through Arcview Capital, LLC. at https://invest.arcviewcapital.com/explore.

Arcview Capital, LLC

•CIK: 0001792363

•CRD: 306029

•File No.: 008-70439

Purpose of Fundraising and Use of Funds

The purpose of this offering is to raise seed funding to establishing a facility, for brand development, and for providing operating runway for one year. The following table shows our projected budget for use of the funds in three scenarios: 1) where the target offering amount or $400,000 is reached, 2) where $800,000 is raised, and 3) where the maximum offering amount of $1,800,000 is reached.

2 Pursuant to SEC guidance on filing of Form C, the Company submitted a maximum offering amount of $1,070,000 in the xml portion of this Form C filing. Based on a recent regulatory change raising the maximum to $5,000,000, the actual maximum amount for this offering is $1,800,000. See https://www.sec.gov/corpfin/announcement/staff-guidance-edgar-filing-form-c.

		Scenario 1 (Target)	Scenario 2	Scenario 3
Total Proceeds		$ 400,000.00	$ 800,000.00	$ 1,800,000.00
Offering Expenses	Intermediary (6%)	$ 24,000.00	$ 48,000.00	$ 108,000.00
	Escrow (estimated)	$ 8,450.00	$ 11,350.00	$ 18,250.00
	Legal (estimated)	$ 4,000.00	$ 4,000.00	$ 4,000.00
	Accounting (estimated)	$ 1,000.00	$ 1,000.00	$ 1,000.00
Net Proceeds		$ 362,550.00	$ 735,650.00	$ 1,668,750.00
Use of Net Proceeds	Facility	$ 140,000.00	$ 280,000.00	$ 400,000.00
	Vehicles	$ 60,000.00	$ 120,000.00	$ 180,000.00
	Brand Development and Marketing	$ 31,000.00	$ 67,000.00	$ 250,000.00
	12-months Operating	$ 131,550.00	$ 268,650.00	$ 838,750.00
Total Use of Net Proceeds		$ 362,550.00	$ 735,650.00	$ 1,668,750.00

The Investment Process

The issuer will complete the transaction and deliver the securities to investors via the intermediary, Arcview Capital, LLC. Investors will be able to cancel their investment commitment under the following conditions:

•Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

•The intermediary will notify investors when the target offering amount has been met.

•If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

•If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

•If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor’s investment commitment will be cancelled and the committed funds will be returned.

Ownership and Capital Structure

The issuer has 275,000 authorized shares of Common Stock and no other, 100,000 of which are outstanding and owned by Akinyi Otieno. Voting rights are apportioned by the number of shares owned, proportional to the number of outstanding shares, i.e. each share gets a vote.

Transfer Restrictions

The securities being offered may not be transferred by any purchaser of such securities during the one year period beg inning when the securities were issued, unless such securities are transferred: (1) to the issuer; (2) to an accredited investor; (3) as part of an offering registered with the U.S. Securities and Exchange Commission; or (4) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created f or the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

The term “accredited investor” means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person. The term “member of the family of the purchaser or the equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, sonin-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Rights

The Securities offered do not have voting rights. If and when the Securities convert to equity, according to the terms of the SAFE, each shareholder would have one vote per share that they own. The Investors from this Offering would own up to 20 percent of the company, collectively.

Each Investor’s funds will convert to Preferred Stock based on the capital structure of the Company immediately prior to the conversion event, including:

•all shares issued and outstanding;

•all converting Securities;

•all issued and outstanding options;

•all promised Options; and

•the unissued personnel option pool.

The price of the shares would be equal to the price set by a subsequent qualifying financing event, with a valuation cap of $8 million. See the SAFE in the Appendix for more detail.

The rights of the Securities may be diluted by future funding rounds, the personnel equity pool, and any new classes of securities authorized by the Company and its majority shareholder(s).

Risks

There is not now nor do we anticipate a public market for the Securities. Because the Securities have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Securities have transfer restrictions and cannot be resold in the United States except pursuant to Rule 501 of Regulation CF. It is not currently contemplated that registration under the Securities Act or other securities laws will be effected. Limitations on the transfer of the Securities may also adversely affect the price that you might be able to obtain for the Securities in a private sale. Investors should be aware of the long-term nature of their investment in the Company. Each Investor in this Offering will be required to represent that it is purchasing the Securities for its own account, for investment purposes and not with a view to resale or distribution thereof.

Neither the Offering nor the Securities have been registered under federal or state securities laws, leading to an absence of certain regulation applicable to the Company. No governmental agency has reviewed or passed upon this Offering, the Company or any Securities of the Company. The Company also has relied on exemptions from securities registration requirements under applicable state securities laws. Investors in the Company, therefore, will not receive any of the benefits that such registration would otherwise provide. Prospective investors must therefore assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

There is no guarantee of return on investment. There is no assurance that an Investor will realize a return on their investment or that they will not lose the entire investment. For this reason, each Investor should read the Form C and all Exhibits carefully and should consult with its own attorney and business advisor prior to making any investment decision.

A majority of the Company is owned by one person. Subject to any fiduciary duties owed to our other owners or investors, this owner may be able to exercise significant influence over matters requiring owner approval, including the election of directors or managers and approval of significant policies. This may have interests or opinions that are different from yours. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company.

The Company has the right to extend the Offering deadline. The Company may extend the Offering deadline beyond what is currently stated herein and in Form C. This means that your investment may continue to be held in escrow while the Company attempts to raise additional funds. Your investment will not be accruing interest during this time and will simply be held until such time as the new Offering deadline is reached. If the deadline is reached without the Company receiving the target amount, $400,000, your investment will be returned to you without interest or deduction. If the Company receives the target amount all committed funds will be released to the Company to be used as set forth herein. Upon or shortly after release of such funds to the Company, the Securities will be issued and distributed to you.

Your ownership of the Securities will be subject to dilution. Owners of Securities do not have preemptive rights. If the Company conducts subsequent Offerings or issuances of Securities, Investors in this Offering who do not participate in those other Securities issuances will experience dilution in outstanding Securities. Furthermore, Investors may experience a dilution in the value of their interests depending on the terms and pricing of any future Securities issuances.

The Securities represent future equity-interests in the Company and will not constitute indebtedness. As such, the Securities will rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, for which principal and interest would customarily be payable on specified due dates, there will be no specified payments with respect to the Securities and distributions are payable only if, when and as determined by the Company, based on its operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors the Company relevant at the time. In addition, the terms of the Securities will not limit the amount of debt or other obligations the Company may incur in the future. Accordingly, the Company may incur substantial amounts of debt and other obligations that will rank senior to the Securities.

Investors will not participate in management. Our Board of Directors has responsibility for managing our Company. The Investors will not be entitled to participate in the management or operation of the Company, except in limited circumstances as required under Massachusetts law or the Company’s Bylaws.

There can be no assurance that we will ever provide liquidity to Investors through either a sale of the Company or a registration of the Securities. There can be no assurance that any form of merger, combination, or sale of the Company will take place, or that any merger, combination, or sale would provide liquidity for Investors. Furthermore, we may be unable to register the Securities for resale by Investors for legal, commercial, regulatory, market-related or other reasons. If we are unable to affect a registration, Investors could be unable to sell their Securities unless an exemption from registration is available.

Investments may have tax consequences for Investors. Each prospective Investor is urged to consult with its own representatives, including its own tax and legal advisors, with respect to the federal (as well as state and local) income tax consequences of this investment before purchasing any of the Securities. Certain prospective Investors, such as organizations which are exempt from federal income taxes, may be subject to federal and state laws, rules and regulations which may prohibit or adversely affect their investment in the Company. We are not offering you any tax advice upon which you may rely.

The Kif Room is not offering to modify the Securities for individual investors. The Company may make an exception(s) at its sole discretion.

Financial Condition of the Issuer

The Kif Room was incorporated on April 12, 2021. It has no operating history, debt, assets, or capital resources as of making this Offering. Certified financial statements are included in the Appendix.

Valuation

Based on financial projections and the potential of this funding round, the Company is including a post-money valuation cap of $8 million in the terms of the Securities. The Company has not conducted any third-party valuation or appraisal. Before making an investment decision, you should carefully consider this valuation and the factors used to reach such valuation. Such valuation may not be accurate and you are encouraged to determine your own independent value of the Company prior to investing.

Offerings and Related Party Transactions

The issuer has not offered any other exempt securities in the past three years. Nor has the issuer or any entities controlled by or under common control with the issuer been a party to any transaction where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12month period, including the amount the issuer seeks to raise in the current offering, in which any of the fol l owing persons had or is to have a direct or indirect material interest: 1) any director or officer of the issuer; 2) any person who is, as of the  most recent practicable date, the beneficial owner of 20 percent or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; 3) if the issuer was incorporated or organized within the past three years, any promoter of the issuer; or 4) any immediate family member of any of the foregoing persons.

Conflicts of Interest

To the best of our knowledge the Company has not engaged in any transactions or relationships, which may give rise to a conflict of interest with the Company, its operations or its security holders.

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

Other Material Information

Additional materials presented to investors are included in the Appendix to this Offering Statement.

Reporting

The Company will fil e a report with the Commission annually and post the report on its website, no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation Crowdfunding (§ 227.202(b)).

The issuer has not made use of any written communication or broadcast script for testing the waters either (i) under the authorization of Rule 241 within 30 days of the initial fi ing of the offering statement, or (ii) under the authorization of Rule 206.

Certifications

The Kif Room is:

•organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia;

•not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934;

•not an investment company registered or required to be registered under the Investment Company Act of 1940;

•not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding;

•has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports);

•not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies; and

•has not previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements f or filing on Form C and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C has been signed by the following persons in the capacities and on the dates indicated.

Appendix

Executive Summary

Business Model

Retail Storefront

Pursuing a retail and marijuana courier license in Cambridge, MA, a town which is limited only to social equity applicants and women or minority owned companies certified by the state.

Retail Delivery

Customers will use a mobile app to purchase cannabis products and accessories and have it delivered to locations within an 8 mile radius of Cambridge.

White-Labeled Brands

Will carry an exclusive selection of products that cater to a more sophisticated female cannabis  consumer, which can help boost visibili ty and create loyalty to the brand.

Elevated Experience

Shopping experience will have a more high end personal feeling, prioritizing the customer’s satisfaction that consumers love.

Growth & Expansion

Year 1: $7M

Year 2: $9M

Year 3: $13M

Leadership Team

Akinyi Otieno, Founder & CEO

Obtained MA’s Social Equity Entrepreneur Program Certificate

Founder at Garden Remedies 2019-2020 Accelerator

Experience working in Silicon Valley early stage to 5 year old startups

Michael Perez , Lawyer

17 years experience as an attorney, with experience in cannabis and startups

Betsy Morein, CPA , Accounting

10+ year experience helping small businesses and start-ups create, maintain, an improve their accounting systems

Mark R. Waller, CPA , Accounting

15+ years of experience working as a public accountant as well as controller in private industry.

Senior Director of Operations at Eaze

Dede Perkins

CEO of ProCanna, a compliance and knowledge management solution for the cannabis industry.

THEKIFROOM@GMAIL.COM

WWW.THEKIFROOM.COM

Pitch Deck

Risks & Disclosures

The Company’s expenses will significantly increase as they seek to execute their current business model. Although the Company estimates that it has enough runway for the first 12 months, they will be ramping up cash burn to promote revenue growth, further develop R&D, and fund other Company operations after the raise. Doing so could require significant effort and expense or may not be feasible.

The Company projects the demand for cannabis products by women will continue to grow. If these assumptions are wrong and the projections regarding market penetration are too aggressive, then the financial forecast may overstate the Company’s overall viability. In addition, the forward-looking statements are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about federal legalization bills and financial trends that it believes may affect its business, financial condition and results of operations.

We rely on other third parties, including transport carriers, to provide services essential to the success of our business. We also rely on third parties to provide a variety of essential business functions for us, product manufacturing, marketing, legal and compliance services, public relations, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. As a result, the value of an investment in the company could be adversely impacted by our reliance on third parties and their performance.

In particular, we rely on third party transport carriers for the delivery of cannabis products to our retail store. State and federal laws regulate the ability of transport carriers to transport cannabis, and carriers are required to obtain agent licenses in order to deliver. Changes in our access to those carriers, including changes in prices or changes in our relationships with those carriers, changes in the laws allowing third party transport of cannabis, or regulatory discipline against licenses held by those carriers, could materially adversely affect our business.

Delivery of the products we sell to our customers could also be affected or interrupted by the cannabis lab testing delays, licensing delays, or shutdown of the carriers we engage to make deliveries by the CCC. If the products we sell are not delivered in proper condition or on a timely basis, our business and reputation could suffer.

If we do not comply with the specialized regulations and laws that regulate the Massachusetts cannabis industry, our business could be materially adversely affected. The cannabis industry is regulated extensively by Massachusetts Cannabis Control Commission (CCC). Regulated areas include production, importation, product labeling, taxes, marketing, pricing, delivery, ownership restrictions, prohibitions on sales to minors, and relationships among cannabis product producers, wholesalers and retailers. We cannot assure you that we will always be in full compliance with all applicable regulations or laws, that we will be able to comply with any future regulations and laws, that we will not incur material costs or liabilities in connection with compliance with applicable regulatory and legal requirements, or that such regulations and laws will not materially adversely affect our dispensary and delivery business. We rely on various internal and external personnel with relevant experience complying with applicable regulatory and legal requirements, and the loss of personnel with such expertise could adversely affect our business.

Licenses issued by CCC are required in order to produce, manufacture, sell and deliver cannabis products. We are pursuing a Retail License and Marijuana Courier license and must remain in compliance with, town, state and federal laws in order to keep our licenses in good standing. Compliance failures can result in fines, license suspension or license revocation. In some cases, compliance failures can also result in cease and desist orders, injunctive proceedings or other criminal or civil penalties. If our licenses do not remain in good standing, our business could be materially adversely affected.

Our business relies substantially on CCC Social Equity Program laws that states a Delivery-Only Licensee shall be limited on an exclusive basis to businesses controlled by and with majority ownership comprised of Social Equity Program Participants for a period of 36 months from the date the first Delivery-Only licensee receives a notice to commence operations. This law is new and it is common for the laws to be modified or regulators to change prior interpretations of governing licensing requirements. A change against the social equity program in this proposed legislation, or other new regulations, requirements or taxes, could harm our business and operating results. Future legal or regulatory challenges to the cannabis industry could also harm our business and impact our operating results.

Pro Forma Financial Projections

The Kif Room’s Financial Projections

		Year 1	Year 2	Year 3
Gross Revenue		$11,943,750	$12,540,938	$13,167,984
Cost of Goods Sold	52.40%	-$6,258,525	-$6,571,451	-$6,900,024
Revenue after COGS		$5,685,225	$5,969,487	$6,267,960

Income Tax (IRS 280E)	29.00%	-1,648,715	-1,731,151	-1,817,709
State Tax	8.00%	-454,818	-477,559	-501,437
Net Revenue		$3,581,692	$3,760,777	$3,948,814

Direct Expenses
Operations Manager		60,000	60,000	60,000
Manager Payroll		96,000	96,000	96,000
Employee Payroll		375,000	375,000	375,000
Cleaning, Maintenance Expense		5,500	5,500	5,500
Total Direct Expenses		$536,500	$536,500	$536,500

General and Administrative Expense
Annual Rent		105,000	108,150	111,395
Legal/Compliance		30,000	5,886	6,062
Accounting		18,000	18,000	18,000
Utilities, Phone, Internet		18,000	18,000	18,000
Insurance Expense		5,000	5,000	5,000
Information Technology		7,500	7,500	7,500
Security Expense		20,000	20,000	20,000
Sales & Marketing Cost		5,000	5,000	5,000
Misc		25,000	25,000	25,000
Total General and Administrative		$233,500	$212,536	$215,957

Total Expenses		$770,000	$749,036	$752,457

EBITDA		2,804,692	3,004,753	3,188,598
EBITDA Margin		61%	69%	69%
Depreciation & Amortization		0	0	0
Net Income		$2,804,692	$3,004,753	$3,188,598

Operating Expenses

	Year 1	Year 2	Year 3	Year 4	Year 5
Legal Fees	$10,000	$14,000	$20,000	$25,000	$30,000
Annual Licensing Fees	$5,000	$5,000	$5,000	$5,000	$5,000
Town Fees	$1,000	$1,000	$1,000	$1,000	$1,000
Ecommerce Website/App	$5,000	$2,000	$10,000	$3,000	$4,000
Property Rent	$120,000	$120,000	$120,000	$120,000	$120,000
Utilities	$10,000	$10,000	$10,000	$10,000	$10,000
COGS	$73,000	$91,250	$114,063	$142,578	$178,223
Equipment	$20,000	$5,000	$7,000	$8,000	$10,000
Building Maintenance	$80,000	$12,000	$12,000	$12,000	$12,000
Taxes	$100,000	$125,000	$156,250	$195,313	$244,141
Marketing, PR, Branding, ads	$88,825	$88,825	$90,000	$90,000	$95,000
Salaries & Benefits	$416,000	$582,400	$936,000	$1,404,000	$2,080,000
Total	$928,825	$1,056,475	$1,481,313	$2,015,891	$2,789,363

Financial Statements

VELEZ CPAS & ADVISORS PLLC

Independent Accountant's Review Report

The Kif Room, Inc. 5/24/2021

To Whom it May Concern:

I have reviewed the accompanying income statement, balance sheet and cash flow statement of The Kif Room, Inc. as of April 30, 2021. This review includes primarily applying analytical procedures to management's financial data and the performance of inquiries to the company's management. A review is substantially less in scope than an audit, the objective of which is to express an opinion regarding the financial statements. Accordingly, I do not express such an opinion.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States. As part of this responsibility management has a duty to design, implement, and maintain internal controls relevant to the preparation and presentation of the financial statements.

My responsibility is to conduct a review in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These standards require me to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. I believe the results of my review procedures provide a reasonable basis for my report.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States.

Respectfully,

Christopher Velez, CPA

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P.O. Box 258 Dallas, Texas 75252 | 817-382-9193 | christopher@velez-cpa.com

SAFE

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**SECURITIES ACT**"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

THE KIF ROOM, INC.

SAFE
(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor Name] (the "**Investor**") of $[______________] (the "**Purchase Amount**") on or about [Date of Safe], The Kif Room, Inc., a Massachusetts corporation (the "**Company**"), issues to the Investor the right to certain shares of the Company's Capital Stock, subject to the terms described below.

This Safe is one of the forms available at http://ycombinator.com/documents and the Company and the Investor agree that neither one has modified the form, except to fill in blanks and bracketed terms.

The "**Post-Money Valuation Cap**" is $[______________]. See **Section 2** for certain additional defined terms.

1. *Events*

(a) __Equity Financing__. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the greater of: (1) the number of shares of Standard Preferred Stock equal to the Purchase Amount divided by the lowest price per share of the Standard Preferred Stock; or (2) the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price.

In connection with the automatic conversion of this Safe into shares of Standard Preferred Stock or Safe Preferred Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; *provided,* that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Safe Preferred Stock if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b) __Liquidity Event__. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the "**Cash-Out Amount**") or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (the "**Conversion Amount**"). If any of the Company's securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, *provided* that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor's failure to satisfy any requirement or limitation generally applicable to the Company's securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) __Dissolution Event__. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

© 2020 Y Combinator Management, LLC. This form is made available under a Creative Commons Attribution-NoDerivatives 4.0 License (International): https://creativecommons.org/licenses/by-nd/4.0/legalcode. You may modify this form so you can use it in transactions, but please do not publicly disseminate a modified version of the form without asking us first.

(d) **Liquidation Priority**. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Stock. The Investor's right to receive its Cash-Out Amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock);

(ii) On par with payments for other Safes and/or Preferred Stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Stock, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Stock in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Common Stock.

The Investor's right to receive its Conversion Amount is (A) on par with payments for Common Stock and other Safes and/or Preferred Stock who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Common Stock basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e) **Termination**. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Stock to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c).

2. *Definitions*

"**Capital Stock**" means the capital stock of the Company, including, without limitation, the "**Common Stock**" and the "**Preferred Stock**."

"**Change of Control**" means (i) a transaction or series of related transactions in which any "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company's board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

"**Company Capitalization**" is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Common Stock basis):

- Includes all shares of Capital Stock issued and outstanding;
- Includes all Converting Securities;
- Includes all (i) issued and outstanding Options and (ii) Promised Options; and
- Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing shall only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

"**Converting Securities**" includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Capital Stock.

"**Direct Listing**" means the Company's initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the

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Company for resale, as approved by the Company's board of directors. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

"**Dissolution Event**" means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company's creditors or (iii) any other liquidation, dissolution or winding up of the Company (**excluding** a Liquidity Event), whether voluntary or involuntary.

"**Dividend Amount**" means, with respect to any date on which the Company pays a dividend on its outstanding Common Stock, the amount of such dividend that is paid per share of Common Stock multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

"**Equity Financing**" means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

"**Initial Public Offering**" means the closing of the Company's first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

"**Liquidity Capitalization**" is calculated as of immediately prior to the Liquidity Event, and (without double-counting, in each case calculated on an as-converted to Common Stock basis):

- Includes all shares of Capital Stock issued and outstanding;
- Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;
- Includes all Converting Securities, **other than** any Safes and other convertible securities (including without limitation shares of Preferred Stock) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar "as-converted" payments; and
- Excludes the Unissued Option Pool.

"**Liquidity Event**" means a Change of Control, a Direct Listing or an Initial Public Offering.

"**Liquidity Price**" means the price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalization.

"**Options**" includes options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

"**Proceeds**" means cash and other assets (including without limitation stock consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

"**Promised Options**" means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or consummation of the Liquidity Event, if there is no term sheet or letter of intent), (ii) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Standard Preferred Stock's price per share, or (iii) in the case of a Liquidity Event, treated as outstanding Options in the calculation of the distribution of the Proceeds.

"**Safe**" means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company's business operations. References to "this Safe" mean this specific instrument.

"**Safe Preferred Stock**" means the shares of the series of Preferred Stock issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based

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anti-dilution protection, which will equal the Safe Price; and (ii) the basis for any dividend rights, which will be based on the Safe Price.

"**Safe Price**" means the price per share equal to the Post-Money Valuation Cap divided by the Company Capitalization.

"**Standard Preferred Stock**" means the shares of the series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

"**Unissued Option Pool**" means all shares of Capital Stock that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3. *Company Representations*

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company's corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. *Investor Representations*

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot

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be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. *Miscellaneous*

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same "Post-Money Valuation Cap" and "Discount Rate" as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), *provided that* with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. "Majority-in-interest" refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Stock for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Common Stock (that is not payable in shares of Common Stock) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; *provided, however*, that this Safe and/or its rights may be assigned without the Company's consent by the Investor (i) to the Investor's estate, heirs, executors, administrators, guardians and/or successors in the event of Investor's death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and *provided, further*, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company's domicile.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Massachusetts, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the

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